Exhibit 99.1

Affiliates of Blackstone Real Estate Complete $7.6 Billion Acquisition of PS Business Parks, Inc.

GLENDALE, Calif. and NEW YORK, July 20, 2022 – Blackstone (NYSE: BX) today announced that affiliates of Blackstone Real Estate have completed the previously announced acquisition of all of the outstanding shares of common stock of PS Business Parks, Inc. (“PSB”) for $187.50 per share in an all-cash transaction valued at approximately $7.6 billion, including transaction expenses.

Simpson Thacher & Bartlett LLP served as Blackstone’s legal counsel. BofA Securities, Citigroup Global Markets Inc., Barclays, Morgan Stanley & Co. LLC and Societe Generale served as Blackstone’s financial advisors. J.P. Morgan Securities LLC acted as lead financial advisor to PSB and provided a fairness opinion to the PSB board of directors in connection with the transaction. Eastdil Secured acted as real estate advisor to PSB and also acted as a co-financial advisor to PSB. Wachtell, Lipton, Rosen & Katz served as PSB’s legal advisor.

The transaction was announced on April 25, 2022.

About PS Business Parks

PS Business Parks, Inc. is a REIT that acquires, develops, owns, and operates commercial properties, predominantly multi-tenant industrial, industrial-flex, and low-rise suburban office space. Located primarily in major coastal markets, PS Business Parks’ 93 properties serve approximately 4,800 tenants in 27 million square feet of space as of June 30, 2022. The portfolio also includes 800 residential units (inclusive of units in-process). Additional information about PS Business Parks, Inc. is available on the Company’s website, which can be found at psbusinessparks.com.

Blackstone Real Estate

Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has US $298 billion of investor capital under management. Blackstone is the largest owner of commercial real estate globally, owning and operating assets across every major geography and sector, including logistics, residential, office, hospitality and retail. Our opportunistic funds seek to acquire undermanaged, well-located assets across the world. Blackstone’s Core+ business invests in substantially stabilized real estate assets globally, through both institutional strategies and strategies tailored for income-focused individual investors including Blackstone Real Estate Income Trust, Inc. (BREIT), a U.S. non-listed REIT, and Blackstone’s European yield-oriented strategy. Blackstone Real Estate also operates one of the leading global real estate debt businesses, providing comprehensive financing solutions across the capital structure and risk spectrum, including management of Blackstone Mortgage Trust (NYSE: BXMT).

Contacts

Blackstone

Jillian Kary

(212) 583-5379

PS Business Parks

Adeel Khan

(818) 244-8080, Ext 8975